AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC


                             ARTICLES SUPPLEMENTARY


         AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation has allocated Nine Hundred Million (900,000,000) shares of the One Billion (1,000,000,000) shares of authorized capital stock of the Corporation, par value One Cent ($0.01) per share, for an aggregate par value of Nine Million Dollars ($9,000,000). As a result of the action taken by the Board of Directors referenced in Article FIRST of these Articles Supplementary, the three (3) Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:


     Series  Number  of  Shares  Aggregate  Par  Value  ------  ----------------
-------------------
     Strategic  Allocation:  Conservative Fund 300,000,000  $3,000,000 Strategic
Allocation:   Moderate  Fund  300,000,000   $3,000,000   Strategic   Allocation:
Aggressive Fund 300,000,000 $3,000,000
The par value of each share of stock in each Series is One Cent ($0.01) per share.


         SECOND: Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation, the Board of Directors of the Corporation (a) has duly established four (4) classes of shares (each hereinafter referred to as a "Class") for the Series of the capital stock of the Corporation and (b) has allocated the shares designated to the Series in Article FIRST above among the Classes of shares. As a result of the action taken by the Board of Directors, the Classes of shares of the three
(3) Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:








     Number of Shares  Aggregate  Series Name Class Name as Allocated  Par Value
----------- ---------- ------------ ---------
     Strategic Allocation: Conservative Fund Investor 200,000,000 $2,000,000 Institutional 50,000,000 500,000 Service 0 0 Advisor 50,000,000 500,000
Strategic Allocation: Moderate Fund Investor 200,000,000 $2,000,000 Institutional 50,000,000 500,000 Service 0 0 Advisor 50,000,000 500,000
Strategic Allocation: Aggressive Fund Investor 200,000,000 $2,000,000 Institutional 50,000,000 500,000 Service 0 0 Advisor 50,000,000 500,000

         THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any Series or Class or any unissued shares that have not been allocated to a Series or Class, and to fix or alter all terms thereof, to the full extent provided by the Articles of Incorporation of the Corporation.

         FOURTH: A description of the series and classes of shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Articles of Incorporation of the Corporation and is not changed by these Articles Supplementary, except with respect to the creation and/or designation of the various Series.

         FIFTH: The Board of Directors of the Corporation duly adopted resolutions dividing into Series the authorized capital stock of the Corporation and allocating shares to each Series as set forth in these Articles Supplementary.

         IN WITNESS WHEREOF, AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 22nd day of May, 2000.

                                            AMERICAN CENTURY STRATEGIC
ATTEST:                                     ASSET ALLOCATIONS, INC.


/s/ Brian L. Brogan                         By: /s/ David C. Tucker
-------------------                             -------------------
Name:  Brian L. Brogan                      Name:   David C. Tucker
Title:   Assistant Secretary                Title:      Vice President


         THE UNDERSIGNED Vice President of AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.



Dated: May 22, 2000                         /s/ David C. Tucker
                                            -------------------
                                            David C. Tucker, Vice President